Exhibit 99.1

NEXMED ANNOUNCES DECISION FOR ANTI-FUNGAL PRODUCT

-Management to Hold Conference Call Wednesday July 8, 2009 at 9:00AM EDT-

East Windsor, NJ, July 7, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a developer of products based on the NexACT® technology, today announced the mutual decision with Novartis to terminate the licensing agreement for NM100060, a topically-applied treatment for onychomycosis, commonly known as nail fungus.  NexMed entered into the exclusive, worldwide agreement with Novartis in September 2005, under which Novartis assumed all clinical development, regulatory, manufacturing and commercialization responsibilities for NM100060.

In addition, NexMed also announced that the results from the comparator study of NM100060 vs. Loceryl, a topical nail lacquer currently marketed in Europe, showed comparable safety and efficacy profiles for the two products in patients with mild to moderate toenail fungus.  In the post hoc analysis of patients with mild fungus, NM100060 showed higher efficacy, which was consistent with the results from the two Phase 3 pivotal studies completed by Novartis in 2008.  However, the study results were insufficient to support filing for marketing approval.

Vivian Liu, NexMed’s Chief Executive Officer said, “There were lessons learned from the studies which warrant further development of this product.  We decided that NexMed will proceed with potential new licensing discussions.  We have already received inquiries from companies with a focus in dermatology who are interested in commencing discussions.”

NexMed will host a conference call on July 8, 2009, at 9:00 am EDT to update investors.  The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054 and asking the conference operator for the NexMed Conference Call.  The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415.  Replay pass codes 286 and 327678 are both required for playback.  The conference call will also be Webcast live at URL http://www.investorcalendar.com/IC/CEPage.asp?ID=147195.  The Webcast replay will be available for three months.

About NexMed
NexMed, Inc. is leveraging its proprietary NexACT drug delivery technology to develop innovative topical pharmaceutical products that address unmet medical needs.  For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to entering into licensing agreements for products under development, obtaining regulatory approval for its products under development, entering into a strategic transaction for the company, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com